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                     November 28, 2022

       Danny Yamin
       Chief Executive Officer
       BYTE Acquisition Corp.
       445 Park Avenue, 9th Floor
       New York, New York 10022

                                                        Re: BYTE Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 17,
2022
                                                            File No. 001-40222

       Dear Danny Yamin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Elliott Smith, Esq.